                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           SCHEDULE 14(A) INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    [X]   Filed by the Registrant
    [_]   Filed by a Party other than the Registrant

          CHECK APPROPRIATE BOX:

    [_]   Preliminary Proxy Statement
    [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
    [X]   Definitive Proxy Statement
    [X]   Definitive Additional Materials
          Soliciting Material Pursuant to (S) 240.14a-11c or (S) 240.14a-12

                          BUTLER INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

           MARYLAND                                           06-1154321
     --------------------                                    -------------
     (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                          Identification No.)

                 110 SUMMIT AVENUE, MONTVALE, NEW JERSEY 07645
                 ----------------------------------------------
                 Address of principal executive offices (Zip Code) Registrant's telephone number, including area code: (201) 573-8000
                                                             --------------

    PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
    [X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
           or Item 22(a)(2) of Schedule 14A
    [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
    [_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
           11
           1) Title of each class of securities to which transaction applies:

           _____________________________________________________________________
           2) Aggregate number of securities to which transaction applies:

           _____________________________________________________________________
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


           _____________________________________________________________________
           4) Proposed maximum aggregate value of transaction:

           _____________________________________________________________________
           5) Total fee paid:

           _____________________________________________________________________

    [_]    Fee paid previously with preliminary materials.
    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

           1) Amount Previously Paid:

           _____________________________________________________________________
           2) Form, Schedule or Registration Statement No.:
           3) Filing Party:

           _____________________________________________________________________
           4) Date Filed:

           _____________________________________________________________________

                           BUTLER INTERNATIONAL, INC.
                               110 SUMMIT AVENUE
                          MONTVALE, NEW JERSEY  07645


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 1995

     The Annual Meeting of Stockholders of BUTLER INTERNATIONAL, INC. will be held at its headquarters facility at 110 Summit Avenue, Montvale, New Jersey on Tuesday, May 23, 1995 at 4:00 p.m. for the following purposes:

     1.   To elect one director to hold office for a term of five years.

     2. To vote on a proposal to amend the 1992 Stock Option Plan, 1992 Incentive Stock Option Plan, and 1992 Stock Bonus Plan by increasing the aggregate number of shares of the Company's common stock that may be subject to options under all three plans from 570,000 to 800,000.

     3. To vote on a proposal to amend the 1992 Stock Option Plan for Non-Employee Directors by increasing the aggregate number of shares of the Company's common stock that may be subject to option from 150,000 to 190,000.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only holders of record of the common stock and the 7% Series B cumulative convertible preferred stock at the close of business on April 12, 1995 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.


                                        By Order of the Board of Directors,




                                        Warren F. Brecht
                                        Secretary


Montvale, New Jersey
April 25, 1995



        ______________________________________________________________________

     IF YOU CANNOT PERSONALLY ATTEND THE MEETING, IT IS EARNESTLY REQUESTED THAT YOU PROMPTLY INDICATE YOUR VOTE ON THE ISSUES INCLUDED ON THE ENCLOSED PROXY AND DATE, SIGN AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. DOING SO WILL SAVE THE COMPANY THE EXPENSE OF FURTHER MAILINGS. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT MARKING CHOICES, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

        _______________________________________________________________________

                           BUTLER INTERNATIONAL, INC.
                               110 SUMMIT AVENUE
                              MONTVALE, NJ  07645

                                                                  April 25, 1995
                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Butler International, Inc., a Maryland corporation (the "Company"). Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies FOR the election as a director of the nominee listed below for a term expiring in 2000; FOR the proposal to amend the 1992 Stock Option Plan, 1992 Incentive Stock Option Plan, and 1992 Stock Bonus Plan by increasing the aggregate number of shares of the Company's common stock that may be subject to option under all three plans from 570,000 to 800,000, and FOR the proposal to amend the 1992 Stock Option Plan for non-employee directors by increasing the aggregate number of shares of the Company's common stock that may be subject to options thereunder from 150,000 to 190,000. In the event that a nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about April 25, 1995.

     Each stockholder of the Company will be entitled to one vote for each share of common stock and each share of 7% Series B convertible preferred stock, standing in his or her name on the books of the Company at the close of business on April 12, 1995. On that date, the Company had outstanding and entitled to vote 5,906,658 shares of common stock and 2,288,878 shares of 7% Series B cumulative convertible preferred stock.

                       PROPOSAL 1:  ELECTION OF DIRECTOR

     Pursuant to the Company's Articles of Incorporation and By-Laws, as amended, the Board of Directors currently consists of five classes of directors having staggered terms of five years each (except for Nikhil S. Nagaswami who was elected as a Fifth Class Director last year to hold office for four years). One Director's term expires at each Annual Meeting. Currently the Board of Directors has five members, of whom one is a First Class Director with a term expiring at this year's Annual Meeting. Unless instructed to the contrary on the proxy, the persons named in the proxy will vote for the election of Hugh G. McBreen as a First Class Director, to hold office for five years. The nominee has been a Director of the Company since 1986.

NOMINEE FOR DIRECTOR -- TERM EXPIRES IN 2000

HUGH G. MCBREEN

     Mr. McBreen, age 40, is a partner of the Chicago law firm of McBreen, McBreen & Kopko and has been associated with that firm since September, 1983. He is also the Secretary of Peter J. McBreen and Associates, Inc., a risk management and loss adjustment company. Mr. McBreen practices in the area of aviation law. He received an A.B. degree from Dartmouth College and a J.D. from Notre Dame Law School. Mr. McBreen is not a director of any publicly-owned company other than the Company.

     The election of the First Class Director requires the approval of a majority of the votes cast by holders of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class. Any shares not voted, whether by broker non-vote or otherwise, have no impact on the outcome of the vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MR. HUGH G. MCBREEN AS FIRST CLASS DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

JOHN F. HEGARTY                                     Director since 1985 -- Term
                                                    expires in 1996


     Mr. Hegarty, age 68, is the Secretary and a Director of UAS Automation Systems, Inc. ("UAS"), a manufacturer of tile removal equipment. He has been a director and officer of UAS since June, 1983, serving as its Chairman until 1990. Mr. Hegarty was a co-founder, President, and Chief Executive Officer of National Semiconductor Corporation (1959-1967) and a co-founder and director of General Semiconductor Corporation (1968-1981), which was acquired by Square D Company in 1984. Mr. Hegarty holds a Bachelor's degree in electrical engineering from Manhattan College.

EDWARD M. KOPKO                                   Director since 1985 -- Term
                                                  expires in 1999

     Mr. Edward M. Kopko, age 40, has been the President and the Chairman of the Board of Directors of the Company since its inception in November, 1985. Mr. Kopko has also been the Chairman, President and Chief Executive Officer of Butler Service Group, Inc. since 1989, and the chairman of other Butler subsidiaries, devoting his full time to the business of Butler and its subsidiaries. Mr. Kopko is an officer and member of the Executive Committee of the National Technical Services Association, the predominant trade association for the contract technical services industry. Mr. Kopko also has been the President and Chairman of the Board of Directors of North American Holding Corporation ("NA Holding"), a financial services holding company, since its inception in March, 1983, and of its subsidiaries, including North American Investment Corp. ("NAIC"). A petition under federal bankruptcy laws was filed against NA Holding in June, 1992 and against NAIC in July, 1992. From 1987 through 1991, Mr. Kopko served on the State of Connecticut Retirement Plans and Trust Funds Investment Advisory Council, which administers $7 billion in state pension funds. Mr. Kopko holds a B.A. degree in economics from the University of Connecticut, an M.A. in economics from Columbia University, and he undertook doctoral work in economics at Columbia.

FREDERICK H. KOPKO, JR.                           Director since 1985 -- Term
                                                  expires in 1997

     Mr. Frederick H. Kopko, Jr., age 39, is a partner of the law firm of McBreen, McBreen & Kopko, Chicago, Illinois, and has been associated with that firm since January, 1990. Mr. Kopko practices in the area of corporate law. Previously, he was a managing partner of the Chicago law firm of D'Ancona & Pflaum and was associated with that firm from August, 1983 through December, 1989. He has been a director of Mercury Air Group, Inc. since November, 1992. Mr. Kopko received a B.A. degree in economics from the University of Connecticut and a J.D. from Notre Dame Law School. He is the brother of Edward M. Kopko.

NIKHIL S. NAGASWAMI                               Director since 1994 -- Term
                                                  expires in 1998

     Mr. Nagaswami, age 38, is currently an independent management consultant. From August 1992 until August 1994, he was associated with Scott Paper Company, where he was Director-Corporate Planning and Analysis. From 1988 through 1990, Mr. Nagaswami was a senior associate with Braxton Associates (the strategic consulting division of Deloitte & Touche), specializing in the development of corporate, business unit and product-line strategies. During 1990 through 1992, when he served as an independent advisor to the Board of Directors of Butler, he played a key role in developing Butler's long-term strategy, restructuring its operations, and implementing management processes. Mr. Nagaswami received a Bachelors of Technology degree in metallurgy from the Indian Institute of Technology, a Masters of Applied Science degree in materials science and metallurgy from the University of Delaware, and an M.B.A. degree from the Wharton School, University of Pennsylvania in financial management, strategic planning and control.

                      MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors met five times during 1994. The Board of Directors has two standing committees, the Audit Committee and the Executive Compensation Committee. The Company does not have a nominating committee of the Board of Directors.

     The Audit Committee consists of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami (appointed in January, 1995). The functions of the Audit Committee are to review with the Company's independent public auditors the scope and adequacy of the audit to be performed by such independent public auditors; the accounting practices, procedures, and policies of the Company; and to review all related party transactions. The Committee met one time in 1994.

     The Executive Compensation Committee consists of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami (appointed in January, 1995). The Committee makes recommendations to the Board with respect to salaries of employees and is responsible for determining the amount and allocation of any incentive bonuses among the employees. In addition, the Committee is authorized to grant stock options under the Company's Incentive Stock Option Plans and Non-qualified Stock Option Plans, awards under the Company's Stock Bonus Plan, and loans under the 1990 Employee Stock Purchase Plan to Company individuals who are not members of the Board. The Committee met three times during 1994.

     All members of the Board attended 100% of the appropriate meetings.

                             DIRECTORS COMPENSATION

     The directors of the Company, who are not also full-time employees of the Company, receive a fee of $1,000 for attendance at a meeting of the Board of Directors and $850 per Committee meeting attended. The cash compensation paid to the four non-employee directors combined in 1994 was $30,200. Directors who are not also employees have participated in Directors Stock Option Plans, the Employee Stock Purchase Plan, and other option grants in prior years.

     Under the provisions of the stockholder-approved 1992 Stock Option Plan for Non-Employee Directors (the "Plan"), on the day following the 1992 Annual Meeting at which the Plan was adopted, each non-employee director was granted an initial option to purchase 10,000 shares of the Company's common stock at an exercise price of $5.63, the fair market value on the date of grant. On the day following the 1993 Annual Meeting, each non-employee director was granted an option to purchase an additional 10,000 shares at an exercise price of $3.75, the fair market value on the date of grant. Pursuant to an amendment approved by the Company's stockholders at the 1993 Annual Meeting, each non-employee director on the day following the 1994 Annual Meeting was granted an option to purchase an additional 10,000 shares of the Company's common stock at an exercise price of $4.88, the market price of the Company's common stock on the date of grant. Also on the day following the 1994 Annual Meeting, an additional option to purchase 10,000 shares of the Company's common stock was granted to Nikhil S. Nagaswami, the newly elected non-employee Director. Pursuant to an amendment approved by the Company's stockholders at the 1994 Annual Meeting, each non-employee director on the day following the 1995 Annual Meeting will be granted an additional option to purchase 10,000 shares of the Company's common stock at an exercise price equal to the market price of the Company's common stock on the date of grant.


                     EXECUTIVE OFFICERS OF THE COMPANY AND
            CERTAIN EXECUTIVE OFFICERS OF THE COMPANY'S SUBSIDIARIES

                                            Positions and Offices
                                            Currently Held With The                      Officer
Name and Age                                Company or Subsidiaries                      Since
- ------------                                -----------------------                      -----

Edward M. Kopko, 40     ................... President and Chairman of the Board of       1985
                                             Directors of the Company
                                            President and Chief Executive Officer of     1989
                                             Butler Service Group, Inc.

Raymond J. Lacroix, 59  ................... Senior Vice President-Finance and            1992
                                             Chief Financial Officer of the Company,
                                             and of Butler Service Group, Inc.           1991

Warren F. Brecht, 62    ................... Vice President, Secretary and Treasurer      1985
                                             of the Company
                                            Senior Vice President-Administration and     1990
                                             Investor Relations and Secretary of
                                             Butler Service Group, Inc.

     The executive officers of the Company, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. The executive officers of the Company's subsidiaries, who are appointed by such subsidiaries' Boards of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified.

     Mr. Lacroix has been Senior Vice President - Finance and Chief Financial Officer of the Company since June, 1992 and of Butler Service Group, Inc. since October, 1991. From 1987 to 1991, he was Senior Vice President and Chief Financial Officer of Microband Companies, Inc., a private cable television business. From 1984 to 1987, Mr. Lacroix was Senior Vice President and Chief Financial Officer of GAF Corporation, a manufacturer of chemicals and building materials, and was responsible for all treasury functions, including bank financing and public debt offerings; corporate accounting, MIS, and internal audit. Mr. Lacroix received a B.B.A. degree in accounting and an M.B.A. in international business management from Pace University.

     Mr. Brecht has been the Secretary of the Company since its inception and the Vice President and Treasurer of the Company since April, 1987. He concurrently became Senior Vice President - Administration and Investor Relations of Butler Service Group, Inc. in August, 1990 and Secretary in January, 1993. He was also Senior Vice President of North American Holding Corporation and its subsidiaries from November, 1985 until April, 1989. Mr. Brecht was a vice-president of Northeast Utilities from June, 1977 through October, 1985, where he directed the accounting, tax, internal audit and management information systems departments. From 1972 to 1977, he was the Assistant Secretary for Administration, United States Department of the Treasury. Mr. Brecht received a B.A. in economics from DePauw University and an M.B.A. degree from Harvard Business School.

                             PRINCIPAL STOCKHOLDERS

     On April 12, 1995, the directors and executive officers of the Company, and all directors and officers of the Company and its subsidiaries as a group, beneficially owned the number of shares of the common stock and Series B convertible preferred stock set forth below. Unless otherwise stated, all shares are held directly with sole voting and investment power. The business address of the named stockholders is the address of the Company, except as otherwise noted. Except as disclosed in the chart below, the Company knows of no other person or group owning 5% or more of any class of the Company's voting securities.

- ----------------------------------------------------------------------------------------------------------------------
                                         Common Stock/ 1/          Series B Preferred                Total Equivalent
                                                                         Stock/ 2/                   Voting Rights /3/
- -----------------------------------------------------------------------------------------------------------------------

                                      # of Shares                # of Shares
                                      Beneficially      % of    Beneficially         % of           # of          % of
    Name                                 Owned          Class       Owned           Class          Shares        Total
 -----------------------------------------------------------------------------------------------------------------------

    Edward M. Kopko                       432,551/4/    7.1%          506,072     22.1%/15/        938,623        11.2%
    Hugh G. McBreen                       112,289/5/    1.9%       481,847/6/     21.1%/15/        594,136         7.2%
    Frederick H. Kopko, Jr.               140,867/7/    2.3%       532,989/8/     23.3%/15/        673,856         8.1%
    John F. Hegarty                        50,833/9/    0.9%          442,374     19.3%/15/        493,207         6.0%
    Nikhil S. Nagaswami                   20,000/10/    0.3%              --          --            20,000         0.2%
    Raymond J. Lacroix                    48,340/11/    0.8%              --          --            48,340         0.6%
    Warren F. Brecht                      40,909/12/    0.7%              --          --            40,909         0.5%
    All directors and officers         1,387,134/14/   20.7%        1,956,115       85.5%        3,343,249        37.2%
     as a group (16 persons)/13/
==================================================================================================================

/1/  Assumes exercises of options and warrants.

/2/ Series B Preferred Stock consists of 2,288,878 outstanding shares and has one vote per share, convertible into shares of Common Stock at a rate of .285 per share of Series B Preferred Stock.

/3/  Does not assume conversion of Series B Preferred Stock.

/4/ Includes 63 shares beneficially owned by Mr. Kopko's wife (as to which Mr. Kopko disclaims beneficial ownership), 83,333 shares that may be purchased upon exercise of options granted under the Butler's 1985 Incentive Stock Option Plan, 22,500 shares that may be purchased upon exercise of options granted under Butler's 1985 Non-Qualified Stock Option Plan, and 60,000 shares that may be purchased upon exercise of options granted under Butler's 1992 Incentive Stock Option Plan. Also includes approximately 208,870 shares held of record by NAIC, as to which Mr. Kopko disclaims beneficial ownership, of which Mr. Kopko may be deemed to be the beneficial owner by reason of his being Chairman of the Board of Directors, the President and a principal stockholder of NA Holding.

/5/ Includes 8,333 shares that may be purchased upon exercise of options granted under the 1989 Directors Stock Option Plan, 30,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors, and 60,000 shares that may be purchased upon exercise of warrants granted related to the Montvale property purchase.

/6/ Includes 38,019 shares owned by McBreen, McBreen & Kopko, as to which Mr. McBreen shares voting and investment power.

/7/ Includes 8,333 shares that may be purchased upon exercise of options granted under the 1989 Directors Stock Option Plan, 30,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors, and 90,000 shares that may be purchased by Mr. Kopko's wife upon exercise of warrants granted related to the Montvale property purchase.

/8/ Includes 38,019 shares owned by McBreen, McBreen & Kopko, as to which Mr. Kopko shares voting and investment power.

/9/ Includes 8,333 shares that may be purchased upon exercise of options granted under the 1989 Directors Stock Option Plan, and 30,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors.

/10/ Includes 20,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors.

/11/ Includes 37,500 shares that may be purchased upon exercise of options granted under the 1992 Incentive Stock Option Plan.

/12/ Includes 8,333 shares that may be purchased upon exercise of options granted under the 1985 Incentive Stock Option Plan, 4,167 shares that may be purchased upon exercise of options granted under the 1985 Non-Qualified Stock Option Plan, and 7,500 shares that may be purchased upon exercise of options granted under the 1992 Incentive Stock Option Plan.

/13/ Includes the officers of the Company and its principal subsidiaries.

/14/ Includes 530,999 shares that may be purchased upon exercise of options granted under the Company's various plans and 269,529 shares that may be purchased upon exercise of various warrants.

/15/ Messrs. Edward M. Kopko, Frederick H. Kopko, Jr., Hugh G. McBreen and John
     F. Hegarty have filed a Schedule 13D with respect to their purchases of Series B Preferred Stock. The reporting persons disclaim the existence of a "group" under Section 13(d) of the Exchange Act.

                             EXECUTIVE COMPENSATION
                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee (the "Committee") oversees the executive compensation policies and programs of the Company, including executive and certain non-executive officers. The Company's executive compensation programs are intended to attract and retain qualified executives and to motivate them to achieve goals that will lead to appreciation of stockholder value. A significant portion of each executive's compensation is dependent upon the Company's profitability and the appreciation in the market price of the Company's common stock. Achievement of certain other corporate goals and individual performance objectives also impact executive compensation.

     The main components of executive compensation are: base salary, annual incentive cash bonus, and longer term equity-based incentive compensation. The Committee periodically reviews independent surveys, compensation trends, and competitive factors in making judgments on the appropriate compensation package for each executive employee. The Compensation Committee's decisions also acknowledge that Butler's Retirement Program is modest compared with many other companies.

     EXECUTIVE EMPLOYMENT AGREEMENTS:  In mid-1989, Edward M. Kopko assumed the
     -------------------------------
dual responsibilities of Chairman of the Company and President and CEO of Butler Service Group, Inc., and the position of Chief Operating Officer of Butler Service Group was eliminated. An employment agreement was executed with Mr. Kopko in December, 1991. Mr. Kopko's base salary and cash bonus were predicated in part on the base salary and cash bonus formula of his predecessor as President and CEO/COO of Butler Service Group, and partly on his broader responsibilities as Chairman and CEO of the public company, Butler International, Inc. The terms of Mr. Kopko's employment agreement are set forth below under "Employment Agreements".

     Raymond J. Lacroix, the Company's Senior Vice President-Finance and Chief Financial Officer, joined the Company in October, 1991 after an extensive search undertaken by the Board of Directors with the assistance of a prominent executive search firm. Mr. Lacroix's compensation package was authorized by the Executive Compensation Committee and the Board of Directors after negotiations with Mr. Lacroix and upon the advice of the executive search firm. The terms of Mr. Lacroix's employment agreement are set forth below under "Employment Agreements".

     BASE SALARY:  The salaries of the other executive and non-executive
     -----------
officers within the purview of the Committee are based on a periodic review of surveys of companies of comparable size and complexity. In certain cases, the Company has hired executive talent from outside, and both base pay and other compensation elements have been determined with the guidance of the executive search firm used for that purpose. Except for certain equity adjustments or a significant increase in responsibilities, annual salary increases are generally limited to cost of living adjustments.

     According to independent surveys, including particularly the Wyatt Data Services Compensation Surveys - All Industries (Excluding Financial Services and Non Profit Organizations), the combined base salaries of the Company's officers as a group, including the named executive officers, are 5% above the median and 3% above the average for their positions and company size, based on total revenues. Mr. Kopko's base salary individually is slightly above the median but below the average for his position and company size. Excluding the salary of one business unit head with the highest growth and profit margins, the combined base salaries are approximately at the median and slightly below the average for their positions and company size. The Wyatt Survey was used because it covers a much larger number and variety of companies than in the Peer Group, including nearly 100 companies in the Company's revenue range.

     ANNUAL INCENTIVE CASH BONUS:  Each executive officer and certain non-
     ---------------------------
executive officers are eligible to participate in an annual cash bonus plan. A contractual agreement is reached early in the year, with each such officer to be given the opportunity to earn a cash bonus in part based on the achievement of profitability and in part on the accomplishment of two or three key individual, department, or business unit objectives that are believed to be vital to the Company's success. The financial objectives are generally based on operating income of the Company as a whole, or of a business unit, division or region-- rather than on target thresholds. The mix between financial and non-financial objectives depends upon the nature of each executive's responsibilities. An officer with bottom line responsibility typically has a greater portion of incentive bonus tied to the operating profit of his or her group. However, all executive officers and non-executive officers have some portion of their bonus dependent upon the successful completion of non-financial objectives such as specific projects for their group and/or individually.

     The bonuses awarded in 1994 to the officers (other than the CEO) reflect the mix of corporate, department and individual performance achieved versus plan. Mr. Kopko's bonus was based primarily on a formula which is a percentage of operating income as defined in his employment agreement as amended (approximately 79% of the total bonus), and the balance equal to 25% of base salary based on the achievement of certain key objectives. These included the reorganization of certain businesses to reduce costs, significant progress on the Company's quality program, the expansion of new service offerings, and the infusion of new capital for working capital and acquisitions.

     LONGER-TERM EQUITY-BASED INCENTIVE COMPENSATION:  The Company has several
     -----------------------------------------------
longer-term, equity-based plans whose purpose is to promote the interests of the Company and its stockholders by encouraging greater management ownership of the Company's common stock. Such plans provide an incentive for the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's common stock occurs. Additionally, these plans strengthen the Company's ability to attract and retain experienced and knowledgeable employees over a longer period and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends.

     These plans include the 1990 Employee Stock Purchase Plan, the 1985 and 1992 Incentive Stock Option Plans, the 1985 and 1992 Non-Qualified Stock Option Plans, and the 1992 Stock Bonus Plan.

     The 1990 Employee Stock Purchase Plan previously made available $2.5 million for loans to officers, directors, and key employees to purchase Company stock, the largest portion of which was purchased on the open market. The Plan's primary purpose is to give such persons a greater stake in the Company through increased stockholdings. The Plan was implemented immediately following the adoption in August, 1990 of the Company's long-term strategic plan developed with the guidance of Braxton Associates, the strategic planning affiliate of Deloitte & Touche LLP. The Plan rewards officers, directors, and key employees for achieving long-range corporate goals targeted in the Strategic Plan. The most important of these goals is the achievement of targeted profitability levels. Other goals include or have included the following: maximizing shareholder value, increasing profit margins, implementing cost reduction/cost containment to improve the Company's efficiency and competitive position, raising additional capital for internal growth and acquisitions, developing new growth objectives for each business unit based on analysis of market potential, developing and achieving long-range sales growth, corporate reorganization and restructuring, geographic reorganization at the field level, creating a marketing department, international expansion, training and upgrading of the
salesforce and recruiters, and upgrading of systems and processes.   Additional
goals are determined on an individual basis. The long-term goals established for Mr. Kopko, as CEO, include increasing the market price of the Company's stock, improving margins and profitability of all business units, achieving the corporate reorganization and restructuring, improving sales mix and growth, and introducing new service offerings. With the 1991-92 recession, emphasis shifted to some degree with greater attention to cost containment and downsizing while staying on course with the basic organizational changes, system improvements, strengthened marketing and sales, and maintainance of a strong financial position. The goals actually achieved by Mr. Kopko included the following: 1992: Securing a new bank facility and increased credit line, completing a successful acquisition that added revenue with minimal overhead, establishing a formal marketing department and implementing a marketing plan, international expansion into Latin America and growth in the Pacific Rim, resumption of sales growth, raising equity capital, and achieving progress toward a formal Quality Improvement Program. 1993: Returning continuing operations to profitability, closing unprofitable businesses (discontinued operations), achieving record sales, increasing share price, increasing recognition from the media and investment community, achieving Quality Program milestones with all business units progressing toward ISO 9000 certification, and introducing new service offerings. 1994: Increasing pre-tax profits from continuing operations, increasing the Company's market value, securing a new bank facility and increased credit lines, raising equity capital and implementing certain management changes. The goals for other employees varied, depending upon the employee's position. For example, the goals achieved by Mr. Brecht included the following: 1992: Implementating the first flexible benefits health plan in the Company; implementing cost savings and reducing administrative staff. 1993: Managing flexible health care plan and additional offerings within budget, improving the 401(k) Plan, improving and automating human resource systems, and making administrative improvements in management and space utilization. 1994: Obtaining a training grant for New Jersey-based employees, introducing a supplemental executive retirement plan, and continuing to manage medical health programs within budget.

     With respect to the officers participating in the Plan, the Company may reduce the amount due on each loan by 25% of the original principal balance on successive anniversary dates of the loan. This reduction is subject to the recommendation of the Committee, based on long-term performance of each officer over the period that the officer was assigned responsibility for specific objectives, and other factors that the Committee may determine at its discretion, provided that the employee remains employed by the Company or one of its subsidiaries on such anniversary dates, or has not terminated his employment for other than a reason permitted by the Plan. The "Long Term Incentive Payout" portion of executive compensation is the loan forgiveness. Although the Company was profitable in 1994, the Company did not achieve the profit margins or the level of profitability targeted by the Committee. Based on not attaining these long-term goals for 1994, the 25% forgiveness was not available to participants. Because most of the ESPP stock was purchased in late 1990 and early 1991 at approximately the market price range during April, 1995, the significant value to participants will come from the appreciation of share value. No new loans were granted in 1994.

     The number of stock options currently held by an executive officer is one factor taken into consideration in making new awards. The Committee also believes it is important that the CEO and other senior officers have a significant number of stock options whose value can provide a powerful incentive to driving the Company's bottom line and stock performance. Stock option awards are also based on an officer's level of responsibilities and expected contribution, rather than following the achievement of certain targets. In May, 1994, 25,000 incentive stock options were granted to the newly hired senior officer of one of the business units as part of his total compensation agreement. In February, 1995, a total of 67,000 incentive stock options were awarded to five officers, none of whom is a listed executive officer. Some but not all of the option grants made in earlier years have increased in value depending on whether such options are exercisable at prices above or below the market price range in April, 1995. The primary future value of all options will depend on the Company's success in continuing to increase stockholder value.

     Under the 1992 Stock Bonus Plan, the Committee may make awards of stock to individuals who, in the Committee's judgment, have made significant contributions to the Company or its subsidiaries. Such awards may be made on the basis of pre-established goals, or to reward performance, or both. The Plan will also serve to increase employee ownership in the Company and alignment with stockholders, while conserving cash. No stock bonus awards were made in 1994.

     The Executive Compensation Committee believes that the executive compensation policies and programs serve the interests of the stockholders. Such compensation is intended to be a function of the Company's increase in profits and share price value over a longer term perspective.


                                    EXECUTIVE COMPENSATION COMMITTEE


                                    John F. Hegarty
                                    Frederick H. Kopko, Jr.
                                    Hugh G. McBreen
                                    Nikhil S. Nagaswami

                                                    SUMMARY COMPENSATION TABLE
- ---------------------------------------------------------------------------------------------------------------------
                                          Annual Compensation                        Long-Term
                                                                                    Compensation

                                                                              Awards/3/      Payouts
                                                                           ------------------------------------------
Name
and                                                                          Securities     Long-Term      All Other
Principal                                                                    Underlying     Incentive     Compensa-
Position                     Year     Salary/1/($)  Bonus ($)   Other/2/($)  Options (#)  Payouts/4/($)   tion/5/ ($)
- ---------------------------------------------------------------------------------------------------------------------

Edward M. Kopko              1994       329,621      395,999       47,015           --               --         228
  President and
  Chief Executive Officer    1993       313,982      324,953       62,251       60,000          247,659         800

                             1992       307,118      105,960       70,469           --          213,306         968

Raymond J. Lacroix           1994       166,889       82,687           --           --               --       6,120
  Sr. VP-Finance and
  Chief Financial Officer    1993       157,500   102,376/6/           --       37,500               --       6,120

                             1992       154,471       78,750           --           --               --       3,359

Warren F. Brecht             1994       135,750       33,937        2,646           --               --       7,933
  VP, Secretary and
  Treasurer; Sr. VP-         1993       135,750       33,937        4,824        7,500           31,249       7,876
  Administration,
  Butler Service Group       1992       134,073           --        7,452           --           31,249       6,795
=====================================================================================================================

/1/ 1992 Salary reflects 53 pay periods, compared with 52 for the other two years.

/2/ Consists of imputed interest on loans to buy common stock of the Company. For Mr. Kopko, also includes tax gross-up on such imputed interest.

/3/ No options were repriced during the last fiscal year or at any time since the Company's inception.

/4/ Consists of loan forgiveness under the Company's 1990 Employee Stock Purchase Plan ("the ESPP"). Under the ESPP provisions, two non-interest bearing loans were executed with Mr. Kopko: September, 1990 for $445,000 to acquire 103,009 shares of common stock directly from the Company at $4.32 per share; and December, 1991 for $84,000 to acquire 33,333 shares of common stock from the Company at $2.52 per share. The stock so obtained is subject to a put option whereby Mr. Kopko may require the Company to purchase the common stock at any time at its then fair market price. In October, 1990, a non-interest bearing, non-recourse loan was executed with Mr. Brecht in the amount of $124,997 to finance the purchase of the Company's common stock on the open market.

     Under the ESPP provisions, 25% of the original loan principal may be forgiven each year, subject to the Committee's evaluation of each executive's long-term performance. Mr. Kopko's achievements in each year are described under "Report of the Executive Compensation Committee". No loan amount was forgiven in 1994. In addition to the ESPP loan forgiveness for Mr. Kopko in the amounts of $132,250 and $132,250 in 1993 and 1992, respectively, Mr. Kopko also received a tax gross-up for the loan forgiveness totaling $115,409 in 1993 and $81,056 in 1992. The Committee recommended the 25% reduction for Mr. Brecht in 1992 and 1993 based on the considerations that are described under "Report of the Executive Compensation Committee." No loan amount was forgiven in 1994.

/5/  Consists of imputed cost of Company-paid term life insurance.

/6/ Includes $19,688 representing the fair market value of 5,000 shares of common stock granted under the 1992 Stock Bonus Plan.

EMPLOYMENT AGREEMENTS:
- ----------------------

     In December, 1991, the Company entered into an employment agreement with Edward M. Kopko, which continues in effect until three years after a notice of termination is given by either party. Mr. Kopko is eligible for annual raises of not less than 5% of the prior year's salary, and an annual bonus of 5% of the Company's operating income of $3 million or less, plus 3% of operating income above $3.0 million, plus an amount based on the successful completion of management objectives and other factors (as such terms are defined in the Employment Agreement). Mr. Kopko's annual bonus shall not exceed twice his base salary for any year. Mr. Kopko is entitled to benefits, including stock options and payment of taxes on his behalf based on imputed income due to forgiveness by the Company of notes by him to pay for stock purchases. If the Company breaches its duty under the employment agreement, if Mr. Kopko determines in good faith that his status with the Company has been reduced, or if, after a change in control of the Company, Mr. Kopko determines in good faith that the financial prospects of the Company have significantly declined, Mr. Kopko may terminate his employment and receive all salary and bonus owed to him at that time, pro rated, plus three times the highest annual salary and bonus paid to him in the three years immediately preceding the termination.

     In October, 1991, the Company entered into an employment agreement with Raymond J. Lacroix, Butler's Chief Financial Officer. Mr. Lacroix's employment agreement is terminable by either party with six months prior notice. Mr. Lacroix's is eligible for bonuses of up to 50% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors. If Mr. Lacroix's employment is terminated other than for cause, he is entitled to severance of up to $60,000, based on certain factors. The agreement provides that Mr. Lacroix will not compete with the Company for a period of one year after termination of his employment.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994/1/
                        AND 1994 YEAR-END OPTION VALUES

- -----------------------------------------------------------------------------------------------------------------------------------
                                                          # of Securities Underlying                  Value of Unexercised
                                                             Unexercised Options                      In-the-Money Options
                                                               at 1994 Year-End                         at 1994 Year-End
                                                      -----------------------------------------------------------------------------
                             Shares
Name of Individual       Acquired on       Value          Exercisable           Unexercisable      Exercisable       Unexercisable
                         Exercise /1/     Realized
- -----------------------------------------------------------------------------------------------------------------------------------

Edward M. Kopko/ 2/             --              --             117,833                 48,000         $152,199             $76,800

Raymond J. Lacrox /3/           --              --              37,500                    --          $101,250                 --

Warren F. Brecht /4/            --              --              20,000                    --          $ 28,299                 --
===================================================================================================================================

/1/ No shares were acquired upon exercise of options during Fiscal Year 1994; and no additional options were granted in 1994.

/2/ Consists of 22,500 non-qualified stock options, all exercisable, granted in 1986 and 1987 at an option price of $10.02; 83,333 incentive stock options granted in September, 1990 at an exercise price of $4.40, with one-fifth exercisable immediately and the balance exercisable in equal installments on each of the four successive anniversary dates; and an option to purchase 60,000 shares under the 1992 Incentive Stock Option Plan, granted on August 2, 1993, at an exercise price of $4.40, with one-fifth exercisable on February 2, 1994 and the balance exercisable on four successive anniversary dates.

/3/ Consists of options to purchase 30,000 shares granted on January 4, 1993 under the 1992 ISOP at an exercise price of $3.13, of which the options to purchase 10,000 became exercisable on August 1, 1993, 10,000 became exercisable on February 1, 1994 and 10,000 became exercisable on August 1, 1994; and an additional incentive stock option to purchase 7,500 shares granted on August 2, 1993 and became exercisable on February 2, 1994 at an exercise price of $4.00 per share.

/4/ Consists of non-qualified stock options for 4,167 shares, all of which are currently exercisable, granted in 1988 at an exercise price of $10.02 per share; incentive stock options for 8,333 shares granted in September, 1990 at an exercise price of $4.40 per share, of which 20%, or options for 1,666 shares, are exercisable immediately and the balance of which became exercisable in equal installments on each of the four successive anniversary dates; and an incentive stock option to purchase 7,500 shares granted under the 1992 ISOP on August 2, 1993 which became exercisable on February 2, 1994 at a price of $4.00 per share.

                                RETIREMENT PLAN

     Staff employees of the Company, including the executive officers referred to in the Summary Compensation Table, are entitled to participate in the Butler Service Group, Inc. Defined Benefit Plan (the "Plan"), which is a non-contributory, defined benefit retirement plan. Retirement benefits are computed on the basis of a specified percentage of the average monthly base compensation (during any 60 consecutive months of an employee's final 120 months of employment which results in the highest average) multiplied by the employee's years of credited service. The Plan provides for several optional forms of benefit payment including a straight life annuity, a 50% joint and survivor annuity, a period certain annuity, and a lump sum. Retirement benefits are in addition to benefits payable from Social Security. Normal retirement age is 65, although benefits may begin as early as age 55 with ten years of service. A pension benefit is vested after five years of service.

     As of December 31, 1994, the following executive officers of the Company had the following years of credited service for retirement compensation purposes: Mr. Kopko--9, Mr. Lacroix--3, and Mr. Brecht--9. The following table shows the estimated annual retirement benefits payable assuming that retirement occurs at age 65, which for the officers listed above would occur with 34, 9, and 11 years of credited service, respectively. The annual earnings used to determine pension in the following table is shown in the Salary column of the Summary Compensation Table.

Average Annual Earnings for
the Highest Consecutive 60 Months              PENSION PLAN TABLE
of Last 120 Months Prior to                     Years of Service
                               ----------------------------------------------------
Normal Retirement                10       15       20       25       30      35**
- -----------------------------  -------  -------  -------  -------  -------  -------
     $100,000................  $11,532  $17,298  $23,064  $28,830  $34,596  $40,362
     $150,000*...............  $17,532  $26,298  $35,064  $43,830  $52,596  $61,362

_______________

*Salary limited by terms of Plan and the law to $150,000 as of January 1, 1994. For Mr. Kopko, the compensation used for service prior to 1994 is $235,840.

**Service limited by terms of Plan to 35 years.

     The above pensions are offset by pension equivalents from two other plans:
(1) The Company sponsored Employee Stock Ownership Plan ("ESOP"); and (2) Pensions purchased from Nationwide Insurance Company due to the termination of the predecessor plan.

     The ESOP has approximately 125,000 shares of the Company's stock. The shares of stock were allocated to employees over seven years beginning in 1987 and ending in 1993. No allocation of stock was made in 1994.

                               PERFORMANCE GRAPH
                 COMPARISON FIVE-YEAR CUMULATIVE TOTAL RETURN
                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

- ------------------------------FISCAL YEAR ENDING------------------------
COMPANY                        1989    1990    1991    1992    1993    1994

BUTLER INTERNATIONAL              100   127.27   86.37   75.76  109.09  145.45
PEER GROUP                        100    51.49   46.24   47.12   67.73  107.86
BROAD MARKET                      100    81.12  104.14  105.16  126.14  132.44


THE BROAD MARKET INDEX CHOSEN WAS:
NASDAQ MARKET INDEX

THE PEER GROUP CHOSEN WAS:
Customer Selected Stock List

THE PEER GROUP IS MADE UP OF THE FOLLOWING SECURITIES:

CDI CP
DYCOM IND
JOULE INC
MASTEC INC
VOLT INFO SCIENCES INC




SOURCE:   MEDIA GENERAL FINANCIAL SERVICES
          P.O. BOX 85333
          RICHMOND, VA 23293
          PHONE: 1-(800) 446-7922
          FAX:   1-(804) 649-6097

     Assumes $100 invested on Jan. 1, 1989 and reinvestment of dividends.

     Peer Group: CDI Corporation, Dycom Industries Inc., Joule, Inc., Mastec, Inc. (formerly Burnup & Sims, Inc. until March, 1994), and Volt Information Sciences, Inc., weighted by market capitalization.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Audit Committee and the Executive Compensation Committee of the Board of Directors consist of the same members: Messrs. Frederick H. Kopko, Jr., Hegarty, and McBreen.

     McBreen, McBreen & Kopko, of which Frederick H. Kopko, Jr. and Hugh G. McBreen are partners, has been outside general counsel for the Company since January, 1990. During 1994, the Company paid or accrued $654,000 in fees and expenses to McBreen, McBreen & Kopko for legal services to the Company. McBreen, McBreen & Kopko purchased 100,000 shares of the Company's Series B Preferred Stock for $100,000 in the Company's March, 1993 private placement on the same terms as the other purchasers in the offering.

     The Company has in effect a number of stock-based incentive and benefit programs designed to attract and retain qualified directors, executives and management personnel. To accomplish these objectives, the Company had adopted a 1985 Non-Qualified Stock Option Plan ("1985 NQSOP"), a 1985 Incentive Stock Option Plan, a 1989 Directors Stock Option Plan ("1989 DSOP"), a 1990 Employee Stock Purchase Plan ("ESPP"), a 1992 Stock Option Plan for Non-Employee Directors, a 1992 Incentive Stock Option Plan, a 1992 Non-Qualified Stock Option Plan and a 1992 Employee Stock Bonus Plan. In addition, the Company has encouraged its directors to subscribe for shares of Common Stock from time to time at a price equal to the market price of the Common Stock at the time of their subscription. To facilitate the stock purchases, the Board of Directors of the Company has authorized loans to directors and officers, most of which are non-interest bearing. Furthermore, under the ESPP, certain directors, officers and key employees received non-interest bearing loans from the Company ("ESPP Loans") to purchase Common Stock in the open market. All of the shares, including those under the ESPP, are secured by a pledge of the acquired shares, and all of the loans (except as noted below) are not personal liabilities or obligations of the persons receiving the loans. Management believes that these stock benefit plans and arrangements have had a positive impact on key personnel. All of the stock benefit plans except for the 1989 DSOP have been approved by the Company's stockholders.

     In furtherance of these objectives, the Company made the following loans:

          1. On January 30, 1987, the Company loaned the sum of $201,600 to Frederick H. Kopko, Jr. in connection with his purchase of 11,200 shares of Common Stock in a private offering at a price of $18.00 per share. The loan bears interest at the prime rate and is due upon demand, sale of his shares or upon termination of his relationship as a director of the Company. The highest outstanding balance of this advance during 1994, and the outstanding balance as of December 31, 1994, was $94,527.

          2. On September 19, 1990, the Company made non-interest bearing, non-recourse ESPP Loans to each of Frederick H. Kopko, Jr., John F. Hegarty and Hugh G. McBreen in the amount of approximately $185,000, in connection with the purchase of 28,855, 29,117 and 28,883 shares of Common Stock, respectively, on the open market at prices ranging from $5.25 to $7.12 per share. The loans mature on November 1, 1997.

          3. On January 16, 1991, the Company made the following non-interest bearing, non-recourse loans evidenced by promissory notes of the borrowers maturing January 16, 1998, as follows:

               (a) a total of $342,450 to Frederick H. Kopko, Jr., in connection with the purchase of a total of 51,666 shares of Common Stock pursuant to a September 19, 1990 stock subscription agreement and the exercise of options under the 1989 DSOP and the 1985 NQSOP at prices ranging from $3.78 to $10.02 per share.

               (b) a total of $342,450 to John F. Hegarty, in connection with the purchase of a total of 51,666 shares of Common Stock pursuant to a September 19, 1990 stock subscription agreement and the exercise of options under the 1989 DSOP and the 1985 NQSOP, at prices ranging from $3.78 to $10.02 per share.

               (c) a total of $267,300 to Hugh G. McBreen, in connection with the purchase of 44,166 shares of common stock pursuant to a September 19, 1990 stock subscription agreement and the exercise of options under the 1989 DSOP and the 1985 NQSOP, at prices ranging from $3.78 to $10.02 per share.

          4. On December 17, 1991, the Company also made non-interest bearing, non-recourse loans to each of Messrs. Frederick H. Kopko, Jr., Hegarty and McBreen in the amount of $42,000 in connection with the purchase of 16,666 shares of Common Stock from the Company at a price of $2.52 per share. These loans are evidenced by promissory notes that mature on November 1, 1997.

     The notes evidencing the September 19, 1990 and the January 16 and December 17, 1991 loans become due and payable on the maturity dates specified above or earlier upon the borrower's voluntary resignation from the Company or voluntary determination not to stand for re-election as a director. Under the notes, the outstanding balance of the loan will be deemed to have been forgiven and discharged upon the borrower's death, disability or a change in control of the Company, or if the director has been nominated but is not re-elected as a director of the Company. Except as noted, the full principal amount of each loan is currently outstanding.

     Commencing in July, 1992, the Company's directors sold shares of Common Stock which had been pledged to the Company under the ESPP Loans and other loans and used the proceeds to purchase, together with certain officers and related parties, from the Company, shares of the Company's Series B Preferred Stock at a price of $1.00 per share. The directors sold shares of Common Stock in the following amounts: Edward M. Kopko-185,483 shares; Frederick H. Kopko, Jr.- 95,855 shares; John F. Hegarty-84,943 shares; and Hugh G. McBreen-122,908 shares. In addition, McBreen, McBreen & Kopko sold 8,316 shares of Common Stock. The sale prices ranged from $3.75 to $4.25 per share, except for 48,000 shares, which were sold at prices ranging from $4.63 to $5.13 per share. The purchasers of the Series B Preferred Stock were: Edward M. Kopko-440,312 shares; John F. Hegarty-384,081 shares; Frederick H. Kopko, Jr.-378,598 shares; McBreen, McBreen & Kopko-132,210 shares; Hugh G. McBreen-342,810 shares; McBreen & McBreen (a general partnership in which Mr. McBreen has a 50% interest)- 129,391 shares; and others-187,945 shares. The shares of Series B Preferred Stock purchased by the directors have been pledged to the Company in accordance with the terms of the stock pledge agreements as substitute collateral for the shares of Common Stock sold. In accordance with the terms of the Series B Preferred Stock, in December, 1992, June, 1993, December, 1993, June 1994, and December 1994, the Company issued a total of 293,531 shares of Series B Preferred Stock as dividends in kind in lieu of cash. The additional shares issued as dividends to the directors have been pledged to the Company as additional collateral. As a result of these purchases, management currently controls approximately 38% of the voting power of the outstanding Common Stock and Preferred Stock.

     In connection with the issuance of the Series B Preferred Stock, the Company requested the investment banking firm of Emanuel and Company ("Emanuel") to render an opinion on the fairness of the transaction. Emanuel acted as financial advisor to the Company under the terms of a letter agreement dated December 16, 1991, pursuant to which Emanuel agreed to provide advice, recommendations and analysis regarding acquisition candidates and future financing, assist in presentations to investors and provide advice on shareholder relations. In connection with its agreement, the Company issued to Emanuel warrants giving the holder the right to purchase for a period of three years, 125,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants were exercised in January, 1994. The Company also agreed to pay Emanuel $3,000 per month during the term of the agreement. In addition, the Company was obligated to pay Emanuel a fee in connection with acquisitions of businesses introduced to the Company by Emanuel. This fee was based on a formula relating to the acquisition price. The agreement with Emanuel expired on December 31, 1993. The shares issuable upon exercise of the warrant have been included in a registration statement filed by the Company.

     In arriving at its opinion, Emanuel reviewed, among other things, the Articles Supplementary to the Articles of Incorporation relating to the Series B Preferred Stock, the Registration Rights Agreement between the Company and subscribers for the Series B Preferred Stock; the Company's Proxy Statement dated June 4, 1992; the Company's Annual Reports to Stockholders and Annual Reports on Form 10-K for the five years ended December 29, 1991; certain quarterly reports on Form 10-Q, including Forms 10-Q for the periods ended March 29, 1992 and June 28, 1992; and certain internal financial analyses and forecasts prepared by the Company's management. Emanuel also held discussions with members of senior management regarding the past and current business operations, financial condition and future prospects of the Company. In addition, Emanuel reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which were publicly traded, and performed such other studies and analyses as they considered appropriate. Emanuel relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. Based on these analyses, Emanuel rendered a written opinion to the Board of Directors of the Company that, as of August 21, 1992, the sale price to be received by the Company upon the issuance of its Series B Preferred Stock was fair to the Company.

     Pursuant to an agreement dated May 26, 1993, among the Company, Butler of New Jersey Realty Corp. ("BNJRC"), Frederick H. Kopko, Jr. and Hugh G. McBreen, Messrs. Kopko and McBreen provided collateral to and executed personal guarantees in order that a letter of credit be issued in favor of 110 Summit Limited Partnership ("110 Summit"). The letter of credit was collateral for a promissory note from BNJRC to 110 Summit in partial payment of the purchase price for the Company's headquarters facilities in Montvale, New Jersey. The note was fully paid in 1994 and the letter of credit was returned to the Company in January, 1995. In consideration of their guarantees and collateralization of the letter of credit under the agreement, warrants to purchase 90,000 shares of Common Stock were granted to Mr. Kopko's wife, and warrants to purchase 60,000 shares of Common Stock were granted to Mr. McBreen. The warrants are exercisable until June 1, 1998, at an exercise price of $3.62 per share, which was the market price of the Common Stock on the date of the agreement. The Company and BNJRC also indemnified Mr. Kopko, Mr. McBreen, and their respective spouses against any losses suffered due to the provision of collateralization and guarantees, which may be compensated by payment to these parties in shares of the Company stock.

                              CERTAIN TRANSACTIONS

     On September 19, 1990, the Company made a non-interest bearing, non-recourse ESPP Loan in the amount of $445,000 to Edward M. Kopko to purchase 103,009 shares from the Company at a purchase price of $4.32 per share, the market price of the Common Stock on that date. This loan matures on November 1, 1997. One-quarter of the loan may be forgiven on November 1 of each of 1991, 1992, 1993 and 1994, and will be forgiven in full upon Mr. Kopko's death, disability or a change in control of the Company. The outstanding balance of that loan on December 31, 1994 was $111,250; the largest principal amount outstanding since January 1, 1994 was $111,250. On December 17, 1991, the Company made another non-interest bearing ESPP Loan to Mr. Kopko in the amount of $84,000 to purchase 33,333 shares of Common Stock from the Company pursuant to the ESPP at a purchase price of $2.52 per share, the market price of the Common Stock on that date. The outstanding balance of the loan as of December 31, 1994 was $42,000; the largest aggregate principal amount of the loan outstanding since January 1, 1994 was $42,000. The obligation under the loans are secured by a pledge of the shares acquired in accordance with the terms of a stock pledge agreement with the Company, and the loan is not a personal liability or obligation of Mr. Kopko.

     On January 16, 1991, the Company made a non-interest bearing, non-recourse loan in the amount of $155,000 to Edward M. Kopko to acquire 35,880 shares of Common Stock at $4.32 per share, pursuant to a subscription agreement dated September 19, 1990. The note becomes due and payable on January 16, 1998 or earlier upon Mr. Kopko's voluntary resignation from the Company or voluntary determination not to stand for re-election as a director. The full principal amount of the loan is currently outstanding. Under the note, the outstanding balance of the loan will be deemed to have been forgiven and discharged upon Mr. Kopko's death, disability or a change in control of the Company, or if Mr. Kopko has been nominated but is not re-elected as a director of the Company. The obligations under the note are secured by a pledge of the shares acquired in accordance with the terms of a stock pledge agreement with the Company, and the loan is not a personal liability or obligation of Mr. Kopko.

     In 1994, pursuant to an agreement with the Trustee of the Bankruptcy Court having jurisdiction over the property of NA Holding, the Company received, in exchange for forgiveness of a promissory note dated August 3, 1988 from NA Holding ("NA Note"), an option to purchase approximately six acres of land adjacent to the Company's corporate office complex in Montvale, New Jersey for $1. The carrying value of the NA Note was $350,000 as of December, 1993. The land was appraised for a value in excess of $400,000.

     In 1994, Nikhil S. Nagaswami received $37,000 from the Company for consulting services rendered and for Butler Telecom Board meeting fees.

           PROPOSAL 2:  PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN,
          1992 INCENTIVE STOCK OPTION PLAN, AND 1992 STOCK BONUS PLAN
            TO INCREASE THE NUMBER OF SHARES AVAILABLE TO BE GRANTED

     The Board of Directors recommends the adoption of a third amendment to the Company's 1992 Stock Option Plan (the "Non-Qualified Plan"), 1992 Incentive Stock Option Plan (the "ISOP"), and 1992 Stock Bonus Plan ("Stock Bonus Plan") which were approved at the Company's June 4, 1992 Annual Meeting of Stockholders and amended at the Company's June 10, 1993 and June 2, 1994 Annual Meetings.

     The purpose of the Non-Qualified Plan, the ISOP and the Stock Bonus Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable employees and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends. The aggregate number of shares of the Company's common stock subject to options under all three plans is currently 570,000. Since January 1, 1993, the Company has granted options for 271,500 shares under these three plans, leaving a balance available of 298,500. The Board of Directors recommends an increase in the aggregate number of shares that may be subject to options under all three plans from 570,000 to 800,000 shares. This will afford the Company the flexibility to make awards deemed necessary during the coming year.

     Copies of the proposed Non-Qualified Plan, the proposed ISOP, and the proposed Stock Bonus Plan (collectively, "Employee Plans") are available upon request to the Secretary of the Company. The following is a summary of the Employee Plans.

DESCRIPTION OF THE NON-QUALIFIED PLAN
- -------------------------------------

     The Non-Qualified Plan permits the Executive Compensation Committee (the "Committee"), consisting of at least two members of the Board of Directors who are not employees of the Company and who are appointed to the Committee from time to time by the Board of Directors, to grant common stock options to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company). Options granted under the Non-Qualified Plan are not intended to qualify as "incentive stock options" under the Code. The Non-Qualified Plan provides that the maximum term of an option granted under the Non-Qualified Plan is ten years and that the exercise price of options granted under the Non-qualified Plan will be not less than 100% of the fair market value on the date of grant.

DESCRIPTION OF THE ISOP
- -----------------------

     The ISOP permits the Committee to grant common stock options to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company).

     It is intended that all options granted under the ISOP will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 (the "Code"). If any such options are issued, they may be exercised at a price that is not less than the fair market value of the stock on the day the option is granted; provided that, if on the date of any grant the recipient holds more than 10% of the combined voting power of all classes of the Company's stock or of any parent or subsidiary of the Company, the exercise price must be at least 110% of the fair market value of the stock on the day the option is granted.
The ISOP provides that the maximum term of an option granted under the ISOP is ten years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

PROVISIONS COMMON TO THE NON-QUALIFIED PLAN AND THE ISOP
- --------------------------------------------------------

     Payment of the option exercise price in either the Non-Qualified Plan or the ISOP may be in cash, by check, or with the consent of the Committee, by a non-interest bearing promissory note up to the limit permitted under the Federal Reserve Board Regulations, of term no greater than seven years, which shall be secured by a pledge of the shares to be acquired upon exercise of the option. In addition, payment for shares purchased under an option may, with the consent of the Committee, be made, in whole or in part by tendering shares of the Company's common stock, valued at the fair market value, in lieu of cash.

     No option granted under either of the plans will be valid if not granted before January 1, 2003. There is no formula for determining the numbers of options to be granted under either of the plans. Any grants of options will reflect the Committee's judgment (in its sole discretion) of the relative value of the contribution of the grantee in respect to such matters as revenue production and expense control.

     The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of stock at the time not subject to outstanding options, suspend or discontinue either the Non-Qualified Plan or the ISOP or revise or amend them in any respect whatsoever except that, without approval of the holders of a majority of the Company's common stock, no such revision or amendment shall change the number of shares of stock subject to such plan (except as permitted under certain limited circumstances), change the designation of the class of employees eligible to receive options, remove the administration of such plan from the Committee, or render any member of the Committee eligible to receive an option under such plan while serving thereon.

DESCRIPTION OF THE STOCK BONUS PLAN
- -----------------------------------

     The Stock Bonus Plan provides that the Committee may make awards of stock to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company). Awards may be made by the Committee on the basis of pre-established goals, or to reward performance, or both. For example, the Committee may identify persons who may become eligible for a stock award under the Plan, and establish certain goals or targets which, if met, will entitle the persons so selected to receive such stock. Similarly, the Committee may identify those persons who have made significant contributions to the Company and, therefore, are deserving of special awards for their efforts. Members of the Committee may not receive awards under the Plan. The Plan will also serve to increase employee ownership in the Company and alignment with stockholders, while conserving cash.

     Upon the receipt of a stock award, the participant must present his award certificate within 30 days to the Company. If a participant's employment with the Company is terminated for any reason, other than by death or disability, prior to the issuance of the shares, the award is deemed to have lapsed and the shares may become subject to future awards. If a participant dies or becomes disabled prior to the issuance of the shares, then the award may be presented by the participant or his personal or legal representative at any time within six months after the date of the award. Except upon death, the award is not transferable. Consistent with the interests of the Company in increasing employee stock ownership, shares acquired under the Plan must be held for six months following the date of receipt of the shares.

     The Plan has a term of ten years, unless extended or earlier terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES
- -------------------------------

     With respect to options granted under the Non-Qualified Plan, the difference between the option price and the fair market value of the stock on the date the option is exercised will be taxable as ordinary income to the optionee and will be deductible by the Company as compensation on such date except as described in the next paragraph. Gain or loss on the subsequent sale of such stock will be eligible for capital gain or loss treatment by the optionee and will have no federal income tax consequences to the Company.

     With respect to non-qualified options, the Internal Revenue Code (the "Code") provides that so long as the sale of the stock at a profit could subject a person to suit under Section 16(b) of the Securities Exchange Act of 1934, the stock will be subject to a substantial risk of forfeiture. Accordingly, upon grant of a non-qualified option by an officer or director or 10% stockholder of the Company, no income will be recognized (assuming no exercise is made by the optionee during the next six months), nor will the capital gain holding period begin to run or the Company be allowed a deduction, until the six-month period prescribed by Section 16(b) has lapsed. The income to the optionee and deduction to the Company will be determined on the basis of the fair market value of the stock on the date of exercise, unless there are other forfeiture and/or transferability restrictions.

     With respect to options granted under the ISOP, if the optionee does not make a disqualifying disposition of stock acquired on exercise of such options, no income for federal income tax purposes will result to such optionee upon the granting or exercise of the option (except that the amount by which the fair market value of the stock at the time of exercise exceeds the option price will be a tax preference item under the alternative minimum tax), and in the event of any sale thereafter, any amount realized in excess of his or her cost will be taxed as long-term capital gain and any loss sustained will be long-term capital loss. In such case, the

Company will not be entitled to a deduction for federal income tax purposes in connection with the issuance or exercise of the option. A disqualifying disposition will occur if the optionee makes a disposition of such shares within two years from the date of the granting of the option or within one year after the transfer of such shares to him or her. If a disqualifying disposition is made, the difference between the option price and the lesser of (i) the fair market value of the stock at the time the option is exercised or (ii) the amount realized upon disposition of the stock will be treated as ordinary income to the optionee at the time of disposition and will be allowed as a deduction to the Company.

     With respect to the restricted stock bonus awards, the participant will realize income in an amount equal to the fair market value of the shares on the date of grant, and the Company will be allowed a tax deduction.

     The described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the discussion is limited to federal income taxes and does not attempt to describe state and local tax effects that may accrue to participants or the Company.

GENERAL
- -------

     The Board of Directors believes that the granting of stock options and stock bonuses is an effective way to allow the Company's officers and employees to participate in the growth and profitability of the Company. The Board of Directors further believes that it is important to increase the number of shares available under the Non-Qualified Plan, the ISOP, and the Stock Bonus Plan in order to maintain and improve the Company's ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of the Company's operations. Because the award of options and stock bonuses are completely within the discretion of the Committee, it is not possible to determine at this time the awards that may be made to officers or other employees.

     The adoption of this amendment to the Non-Qualified Plan, the ISOP, and the Stock Bonus Plan requires the approval of a majority of the votes cast by holders of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class.
Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the outcome of the vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 AMENDING THE 1992 NON-QUALIFIED STOCK OPTION PLAN, THE 1992 INCENTIVE STOCK OPTION PLAN, AND THE 1992 STOCK BONUS PLAN.

                       PROPOSAL 3:  PROPOSAL TO AMEND THE
               1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
              TO INCREASE THE NUMBER OF SHARES SUBJECT TO OPTIONS

     The Board of Directors recommends the adoption of a third amendment to the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Plan") which was approved at the Company's June 4, 1992 Annual Meeting of Stockholders and amended at the Company's June 10, 1993 and June 2, 1994 Annual Meetings.

     The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable non-employee directors and to encourage them to acquire an increased proprietary interest in the Company. The aggregate number of shares of the Company's common stock subject to options under the Plan is currently 110,000. The Plan is administered by the Board of Directors (the "Board"). The Plan, as amended, provides for a grant to each non-employee director on the day following the 1992 Annual Meeting of an initial option to purchase 10,000 shares of Company common stock at an exercise price that was the fair market value on the date of grant. The Plan further provides that on the day following each of the 1993, 1994 and 1995 Annual Meetings, each non-employee director will be granted an option to purchase an additional 10,000 shares of Company stock at the fair market value on the date of grant.

     With the expansion of the Board in June 1994, the Company recommends an increase in the aggregate number of shares that may be subject to options under the Plan from 150,000 to 190,000 shares. This amendment will allow all non-employee directors to continue to participate fully in the Plan and will provide for options to be granted following the 1996 Annual Meeting on the same terms as options granted following the 1992, 1993, 1994 and 1995 Annual Meetings.

     The text of the proposed Plan is available from the Secretary of the Company. The following is a summary of the Plan, as amended.

     Payment of the option exercise price may be in cash, by delivery of previously owned Company stock having a fair market value equal to the option price, by a combination of cash and stock, or by a non-interest bearing promissory note, of term not greater than seven years, secured by a pledge of the shares of common stock to be acquired upon exercise of the option.

     All options granted under the Plan are non-statutory -- not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. The federal income tax consequences are similar to those described above with respect to the Non-Qualified Plan.

     If an optionee ceases to be a director before an option vests, the option is forfeited. Each option expires ten years from the date of its grant. Outstanding options will expire earlier if an optionee terminates service as a director other than by reason of retirement, total disability or death. In those events, the option will then expire one year from the date of death or termination or on the stated grant expiration date, whichever is earlier. Options are not assignable during the lifetime of the optionee. Options that are forfeited or terminated will again be available for grant. Shares may be authorized but unissued, currently held or reacquired shares.

     The Board may amend, terminate or suspend the Plan at any time, provided that no amendment regarding amount, price or timing of the grants may be made more than once every six months other than to comport with changes in certain Securities Exchange Act and Internal Revenue Code requirements. Amendments that would materially increase the number of shares that may be issued, materially modify the requirements as to eligibility for Plan participation, or materially increase the benefits to Plan participants must be approved by stockholders.

     The adoption of this amendment to the 1992 Stock Option Plan for Non-Employee Directors requires the approval of a majority of the votes cast by holders of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class.
Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the outcome of the vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3, AMENDING THE 1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                             STOCKHOLDERS PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 26, 1995.

OTHER MATTERS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP as independent public auditors to audit the financial statements of the Company for the year ending December 31, 1995. Deloitte & Touche LLP have been the auditors for the Company and its subsidiaries since the Company's inception. Representatives of the firm are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

     The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

                                    GENERAL

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, or from the Company. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $4,500 plus expenses. The Company will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of the Company's common stock. In addition, directors, officers and regular employees of the Company and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, are to be paid by the Company.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE (EXCEPT FOR EXHIBITS) TO ANY RECORD OR BENEFICIAL OWNER OF ITS SECURITIES, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. EXHIBITS TO SAID REPORT WILL BE PROVIDED UPON PAYMENT OF FEES LIMITED TO THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS. WRITTEN REQUESTS SHOULD BE DIRECTED TO CATHY D. SHEA, ASSISTANT SECRETARY OF THE COMPANY, 110 SUMMIT AVENUE, MONTVALE, NEW JERSEY, 07645.

     IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM AT THIS YEAR'S ANNUAL MEETING, AND TO SAVE THE COMPANY THE EXPENSE OF FURTHER MAILINGS, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

                                    By Order of the Board of Directors,


                                    Warren F. Brecht
                                    Secretary

PROXY                      BUTLER INTERNATIONAL, INC.                      PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1995

          The undersigned stockholder of BUTLER INTERNATIONAL, INC. hereby appoints JOHN F. HEGARTY, NIKHIL S. NAGASWAMI, AND WARREN F. BRECHT, each with full power of substitution, as attorneys and proxies to vote all of the shares of stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held on Tuesday, May 23, 1995 at 4:00 p.m. at its headquarters facility, 110 Summit Avenue, Montvale, New Jersey, or at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as indicated below, and for the transaction of such other business as may properly come before said meeting or any and all adjournments thereof, all as set forth in the April 24, 1995 Proxy Statement for said meeting:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.


1.    Election of Director.

      ___   FOR the nominee,    __   WITHHOLD AUTHORITY to vote for the nominee,
            Hugh G. McBreen          Hugh G. McBreen

2. Proposal to amend the 1992 Stock Option Plan, 1992 Incentive Stock Option Plan, and 1992 Stock Bonus Plan.

            ___    FOR         __   AGAINST        __   ABSTAIN

3.   Proposal to amend the 1992 Stock Option Plan for Non-Employee Directors.

            ___    FOR         __   AGAINST        __   ABSTAIN


    A majority of the members of said Proxy Committee who shall be present in person or by substitute at said meeting, or in case but one shall be present then that one, shall have and exercise all of the powers of said Proxy Committee.

    THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEE LISTED HEREIN; AND FOR PROPOSALS 2 AND 3 AS DESCRIBED HEREIN. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PROXY COMMITTEE.

                                    ___________________ ___________________

                                    ________________________________________
                                       (Signature of Stockholder)

                                    DATED:  __________________________, 1995

                                    NOTE:  PLEASE SIGN EXACTLY AS YOUR NAME OR
                                    NAMES APPEAR TO THE LEFT.  IF THE STOCK IS
                                    REGISTERED IN THE NAME OF MORE THAN ONE
                                    PERSON, THE PROXY SHOULD BE SIGNED BY ALL
                                    NAMED HOLDERS.  WHEN SIGNING AS ATTORNEY,
                                    EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                    GUARDIAN, PLEASE GIVE FULL TITLE.  IF A
                                    CORPORATION, PLEASE SIGN IN FULL CORPORATE
                                    NAME BY PRESIDENT OR OTHER AUTHORIZED
                                    OFFICER.  IF A PARTNERSHIP, PLEASE SIGN IN
                                    PARTNERSHIP NAME BY AUTHORIZED PERSON.